Exhibit 99.1

FOR RELEASE, Tuesday, January 12, 2021	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Total Revenues of $1.2 Billion; Diluted Earnings Per Share of $1.12
Gross Margin Expanded to 20.0%, Up 40 Basis Points
Net Order Value Rose 50%; Backlog Value Increased 63% to $3.0 Billion

LOS ANGELES (January 12, 2021) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2020.
“We had a strong finish to this extraordinary year, particularly with the 42% year-over-year increase in our fourth quarter net orders,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Housing market conditions continue to be robust, as the pandemic has helped propel demand for homeownership, accentuating all the financial, health, safety and emotional benefits it offers. This fundamental shift has long been anticipated — with pent-up demographic forces, a housing supply shortage, and favorable mortgage interest rates — and COVID-19 has accelerated these dynamics. In addition to generating strong net order growth, we also expanded our gross margin in the fourth quarter to 21%, excluding inventory-related charges, a level that we believe we can sustain for our 2021 fiscal year.”
“With the substantial increase in our backlog, we enter the new year well positioned to both expand our scale and deliver that growth at superior margins. Our favorable outlook is supported by the composition of our backlog, a strong line-up of planned community openings, and a leaner, more efficient operation. Most notably, we expect meaningfully higher revenue and earnings in 2021 to drive significant expansion of our return on equity.”
Three Months Ended November 30, 2020 (comparisons on a year-over-year basis)
•Revenues totaled $1.19 billion, down 23% from $1.56 billion, reflecting the negative impact the COVID-19 pandemic had on the Company’s operations, particularly its net orders and housing starts, in the second quarter.
•Homes delivered were 2,876, compared to 3,929.
•Average selling price increased 5% to $413,700.
•Homebuilding operating income totaled $115.7 million, compared to $162.5 million. The homebuilding operating income margin decreased 80 basis points to 9.7%. Excluding inventory-related charges of $11.7 million in the current quarter and $4.1 million in the year-earlier quarter, this metric was flat at 10.7%.
◦The housing gross profit margin expanded 40 basis points to 20.0%. Excluding inventory-related charges, the housing gross profit margin increased 110 basis points to 21.0%.

▪The housing gross profit margin improvement primarily reflected a favorable pricing environment due to the strength of housing market demand, shifts in the geographic and product mix of homes delivered and lower amortization of previously capitalized interest.
▪Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, increased to 24.0% from 23.1%.
◦Selling, general and administrative expenses as a percentage of housing revenues increased to 10.3% from 9.1%, primarily due to decreased operating leverage from lower housing revenues, partly offset by the Company’s targeted actions to reduce overhead costs.
•The Company’s financial services operations generated pretax income of $9.5 million, up from $9.3 million, mainly reflecting higher income from its mortgage banking joint venture, KBHS Home Loans, LLC.
◦KBHS Home Loans, LLC originated 81% of the residential mortgage loans the Company’s homebuyers obtained to finance their home purchase, compared to 74%.
•Total pretax income decreased to $126.1 million from $165.0 million, reflecting the effects from pandemic-related disruptions on the Company’s operations earlier in the year. As a percentage of revenues, pretax income was even with the year-earlier quarter at 10.6%.
◦Excluding the above-mentioned inventory-related charges in both periods and a $6.8 million charge for the early extinguishment of debt in the 2019 fourth quarter, pretax income as a percentage of revenues increased 20 basis points to 11.5% from 11.3%.
•The Company‘s income tax expense and effective tax rate were $20.0 million and approximately 16%, respectively. In the year-earlier quarter, income tax expense was $41.8 million and the effective tax rate was approximately 25%. The lower effective tax rate in the current quarter primarily reflected the favorable impacts of federal energy tax credits and excess tax benefits from stock-based compensation.
•Net income and diluted earnings per share were $106.1 million and $1.12, respectively, compared to net income of $123.2 million and diluted earnings per share of $1.31.
Twelve Months Ended November 30, 2020 (comparisons on a year-over-year basis)
•Total revenues of $4.18 billion were down 8%.
•Homes delivered decreased 10% to 10,672.
•Average selling price increased slightly to $388,900.
•Pretax income grew 5% to $364.0 million.
•Net income increased 10% to $296.2 million.
•Diluted earnings per share rose 10% to $3.13.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Net orders for the quarter grew 42% to 3,937, the Company’s highest fourth-quarter level since 2005, with net order value increasing by $525.5 million, or 50%, to $1.58 billion. Both net orders and net order value increased in all of the Company’s four regions, with net order value growth ranging from 30% in the Southwest region to 69% in the Southeast region.
◦The Company’s cancellation rate as a percentage of gross orders for the quarter improved to 14% from 22%.

◦Company-wide, net orders per community averaged 5.6 per month, up 51% compared to 3.7.
•The Company’s ending backlog increased 54% to 7,810 homes. Ending backlog value grew 63% to $2.96 billion, the Company’s highest fourth-quarter backlog value since 2005. Each of the Company’s four regions generated substantial year-over-year growth in backlog value, with increases ranging from 34% in the Southwest region to 93% in the West Coast region.
•Average community count for the quarter decreased 8% to 234. Ending community count of 236 was down 6%.
Balance Sheet as of November 30, 2020 (comparisons to November 30, 2019)
•Cash and cash equivalents increased to $681.2 million, compared to $453.8 million.
◦The Company had total liquidity of $1.47 billion, including cash and cash equivalents and $787.6 million of available capacity under its unsecured revolving credit facility. The Company did not borrow under the facility in 2020.
•Inventories increased 5% to $3.90 billion.
◦In 2020, the Company’s investments in land acquisition and development totaled $1.69 billion, compared to $1.62 billion.
◦The Company’s lots owned or under contract rose to 67,038, of which approximately 60% were owned and 40% were under contract.
◦The Company’s 40,047 owned lots represented a supply of approximately 3.8 years, based on homes delivered in the trailing 12 months.
•Notes payable of $1.75 billion were essentially unchanged.
◦The Company’s debt to capital ratio of 39.6% improved 270 basis points. The Company’s net debt to capital ratio improved 660 basis points to 28.6%.
◦The Company’s next scheduled debt maturity is on December 15, 2021, when $450.0 million in aggregate principal amount of its 7.00% senior notes become due.
COVID-19 Impact on 2020 Fourth Quarter Results and 2021 Outlook
The COVID-19 pandemic and related governmental control measures severely disrupted global and national economies, the U.S. housing market and the Company’s business during its 2020 second quarter. During this period, the Company experienced a sizable reduction in its net orders and backlog, protracted supply chain delays and construction cycle time extensions in most of its served markets. With the easing to varying degrees of restrictive public health orders in its served markets beginning in May, the Company’s net orders began to rebound significantly following a low point in April as housing demand fueled by the combination of historically low mortgage interest rates, a limited supply of resale inventory and consumers’ increasing desire to own a single-family home drove the Company’s third- and fourth-quarter net orders to 15-year highs. Though this sharp rise in net orders in the second half generated a substantial expansion in backlog, and positioned the Company for considerable top-line and bottom-line growth next year, the Company’s deliveries, revenues and profits for the 2020 fourth quarter reflected the negative effects from the early stages of the pandemic.
During the 2020 second quarter and most of the third quarter, in prioritizing cash preservation and liquidity in light of lingering uncertainty surrounding the COVID-19 pandemic, the Company limited its investments in land and land development, resulting in a 24% year-over-year decrease in those quarters combined. Together with the Company’s close-out of communities earlier than planned due to an accelerated, demand-driven net order pace, and delays in community openings due in part to pandemic-related issues, the Company’s ending community count for the fourth quarter decreased year over year.
With the sustained strong housing demand over the 2020 second half, the Company has intensified its land acquisition and development investments to measurably expand its lot pipeline and support future community count growth. In the fourth quarter, the Company increased its investments by 63% from the year-earlier quarter and, as a result, anticipates positive year-over-year community count comparisons beginning in the 2021 second half to drive an increase in community count for the year. In addition, with its ending backlog value up a robust 63% from a year ago, representing potential future revenues of approximately $2.96 billion, its highest level since 2005, the Company expects to achieve significant growth in its scale and profits in 2021. However, this favorable outlook could be affected materially by developments related to the COVID-19 pandemic, including new or more restrictive “stay-at-home” orders and other new or revised public health requirements recommended or imposed by federal, state and local authorities. Until the COVID-19 pandemic has been resolved as a public health crisis, it retains the potential to cause further and more severe disruption of global and national economies, the U.S. housing market and the Company’s business, including the Company’s net orders, backlog and revenues.
Conference Call
The conference call to discuss the Company’s 2020 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 45 markets across eight states, serving a wide array of buyer groups. What sets us apart is how we give our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make every home we build ENERGY STAR® certified. In fact, we go beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which helps lower the cost of ownership and to make our new homes healthier and more comfortable than new ones without certification. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible.  Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, particularly lumber; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; home selling prices, including our homes’ selling prices, increasing at a faster rate than consumer incomes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, or to approve additional COVID-19-related relief or stimulus measures, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the Coronavirus Aid, Relief, and Economic Security Act relief provisions for outstanding mortgage loans and any extensions or broadening thereof, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS, our mortgage banking joint venture with Stearns Ventures, LLC; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; a continuation of widespread protests and civil unrest related to efforts to institute law enforcement and other social and political reforms, and the impacts of implementing or failing to implement any such reforms; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2020 and 2019
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2020	2019	2020	2019
Total revenues	$1,194,256	$1,558,675	$4,183,174	$4,552,747
Homebuilding:
Revenues	$1,189,892	$1,553,344	$4,167,702	$4,537,658
Costs and expenses	(1,074,147)	(1,390,877)	(3,851,230)	(4,206,278)
Operating income	115,745	162,467	316,472	331,380
Interest income	391	413	2,554	2,158
Equity in income (loss) of unconsolidated joint ventures	493	(390)	12,474	(1,549)
Loss on early extinguishment of debt	—	(6,800)	—	(6,800)
Homebuilding pretax income	116,629	155,690	331,500	325,189
Financial services:
Revenues	4,364	5,331	15,472	15,089
Expenses	(1,182)	(1,266)	(4,083)	(4,333)
Equity in income of unconsolidated joint ventures	6,280	5,212	21,154	12,230
Financial services pretax income	9,462	9,277	32,543	22,986
Total pretax income	126,091	164,967	364,043	348,175
Income tax expense	(20,000)	(41,800)	(67,800)	(79,400)
Net income	$106,091	$123,167	$296,243	$268,775
Earnings per share:
Basic	$1.16	$1.37	$3.26	$3.04
Diluted	$1.12	$1.31	$3.13	$2.85
Weighted average shares outstanding:
Basic	90,983	89,100	90,464	87,996
Diluted	94,557	93,682	94,086	93,838

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2020	November 30, 2019
Assets
Homebuilding:
Cash and cash equivalents	$681,190	$453,814
Receivables	272,659	249,055
Inventories	3,897,482	3,704,602
Investments in unconsolidated joint ventures	46,785	57,038
Property and equipment, net	65,547	65,043
Deferred tax assets, net	231,067	364,493
Other assets	125,510	83,041
	5,320,240	4,977,086
Financial services	36,202	38,396
Total assets	$5,356,442	$5,015,482

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$273,368	$262,772
Accrued expenses and other liabilities	667,501	618,783
Notes payable	1,747,175	1,748,747
	2,688,044	2,630,302
Financial services	2,629	2,058
Stockholders’ equity	2,665,769	2,383,122
Total liabilities and stockholders’ equity	$5,356,442	$5,015,482

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2020 and 2019
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2020	2019	2020	2019
Homebuilding revenues:
Housing	$1,189,892	$1,542,226	$4,150,793	$4,510,814
Land	—	11,118	16,909	26,844
Total	$1,189,892	$1,553,344	$4,167,702	$4,537,658

Homebuilding costs and expenses:
Construction and land costs
Housing	$951,450	$1,239,237	$3,365,509	$3,683,174
Land	—	11,338	14,942	25,754
Subtotal	951,450	1,250,575	3,380,451	3,708,928
Selling, general and administrative expenses	122,697	140,302	470,779	497,350
Total	$1,074,147	$1,390,877	$3,851,230	$4,206,278

Interest expense:
Interest incurred	$31,076	$36,056	$124,147	$143,412
Interest capitalized	(31,076)	(36,056)	(124,147)	(143,412)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$35,823	$49,944	$129,772	$156,803
Depreciation and amortization	7,449	8,259	30,894	31,584

Average selling price:
West Coast	$640,300	$598,300	$609,400	$592,300
Southwest	344,100	318,200	327,300	322,000
Central	312,200	301,100	303,400	293,500
Southeast	282,500	287,200	288,600	293,200
Total	$413,700	$392,500	$388,900	$380,000

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2020 and 2019 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2020	2019	2020	2019
Homes delivered:
West Coast	864	1,199	2,869	3,214
Southwest	602	731	2,385	2,346
Central	1,051	1,302	3,932	4,291
Southeast	359	697	1,486	2,020
Total	2,876	3,929	10,672	11,871

Net orders:
West Coast	987	745	3,850	3,542
Southwest	741	651	2,668	2,658
Central	1,576	1,009	4,981	4,565
Southeast	633	372	1,905	2,076
Total	3,937	2,777	13,404	12,841

Net order value:
West Coast	$617,691	$431,870	$2,302,785	$2,087,293
Southwest	272,169	209,837	914,770	842,335
Central	510,124	308,377	1,534,747	1,362,580
Southeast	184,647	109,052	547,187	597,945
Total	$1,584,631	$1,059,136	$5,299,489	$4,890,153

	November 30, 2020		November 30, 2019
	Homes	Value	Homes	Value
Backlog data:
West Coast	2,024	$1,152,609	1,043	$598,299
Southwest	1,521	523,705	1,238	389,597
Central	3,037	932,814	1,988	590,936
Southeast	1,228	353,275	809	234,875
Total	7,810	$2,962,403	5,078	$1,813,707

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, neither of which is calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2020	2019	2020	2019
Housing revenues	$1,189,892	$1,542,226	$4,150,793	$4,510,814
Housing construction and land costs	(951,450)	(1,239,237)	(3,365,509)	(3,683,174)
Housing gross profits	238,442	302,989	785,284	827,640
Add: Inventory-related charges (a)	11,730	4,148	28,669	17,291
Housing gross profits excluding inventory-related charges	250,172	307,137	813,953	844,931
Add: Amortization of previously capitalized interest (b)	35,823	49,854	129,330	156,114
Adjusted housing gross profits	$285,995	$356,991	$943,283	$1,001,045
Housing gross profit margin	20.0%	19.6%	18.9%	18.3%
Housing gross profit margin excluding inventory-related charges	21.0%	19.9%	19.6%	18.7%
Adjusted housing gross profit margin	24.0%	23.1%	22.7%	22.2%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
(b)    Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2020	November 30, 2019
Notes payable	$1,747,175	$1,748,747
Stockholders’ equity	2,665,769	2,383,122
Total capital	$4,412,944	$4,131,869
Ratio of debt to capital	39.6%	42.3%

Notes payable	$1,747,175	$1,748,747
Less: Cash and cash equivalents	(681,190)	(453,814)
Net debt	1,065,985	1,294,933
Stockholders’ equity	2,665,769	2,383,122
Total capital	$3,731,754	$3,678,055
Ratio of net debt to capital	28.6%	35.2%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.